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                                                                     EXHIBIT 1.2
UNIFAB INTERNATIONAL, INC.



September 18, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.   20549

         RE: UNIFAB International, Inc. - Registration Statement on Form S-1 Our File No. 13512/69670-00

Ladies and Gentlemen:

In connection with the filing by UNIFAB International, Inc. (the "Company") of a Registration Statement on Form S-1 pursuant to Rule 462(b) (the "Registration Statement") to increase the size of the offering of its common stock, $0.01 par value, registered on Form S-1 (Registration No. 333-31609), the Company hereby certifies that the Company:

         1. Has instructed its bank to transmit to the Commission the filing fee of $1,962 related to the Registration Statement by wire transfer to the Commission account (no. 910839) at Mellon Bank in Pittsburgh, PA as soon as practicable but no later than the close of business on September 19, 1997;

         2.      Will not revoke the instructions referred to in item 1 above;

         3. Has sufficient funds in its bank account to cover the amount of such filing fee; and

         4. Will confirm receipt of instructions by the bank on September 19, 1997.

Very truly yours,


/s/ LYNETTE CLEMENT